                                 EXHIBIT 10yy

                               REPUBLIC OF KENYA

                    LICENSE, TRADEMARK, AND SUPPLY AGREEMENT

     This Agreement, made this 15th day of August, 1995, is entered into by and between LOJACK INTERNATIONAL CORPORATION ("LIC") ("LICENSOR"), (a subsidiary of LoJack Corporation ("LOJACK"), a Delaware corporation having its principal place of business at 333 Elm Street, Dedham, Massachusetts 02026 USA and CarTrack Kenya Limited, P.O. Box 5l990, Nairobi, Kenya (hereinafter referred to as "LICENSEE").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, LOJACK has developed a system for the recovery of stolen vehicles; and

     WHEREAS, LOJACK has developed Software and Software Programs and products relative to the system for the recovery of stolen vehicles ("LoJack System"); and

     WHEREAS, LOJACK has licensed to LICENSOR its Software Programs, Trademarks and related documentation in order for LICENSOR to develop and license a system for the activation and recovery of stolen vehicles for use in countries outside of the United States ("System");

     WHEREAS, the LICENSOR has agreed to grant the LICENSEE an exclusive license to use the LICENSOR Licensed Software Programs, associated documentation, and Trademarks (to the extent registered in the Territory); sell LICENSOR VLUs; and use Products in the Territory as hereunder defined and to provide certain services to the LICENSEE including technical support, supply of Products, and training upon the terms and conditions of this Agreement; and

     WHEREAS, LICENSEE, recognizes the benefits to be derived from being identified with the license by LICENSOR, and being entitled to utilize LICENSOR'S Systems, Tradenames and Trademarks (to the extent registered in the Territory) which the LICENSOR makes available to its licensees; pursuant to agreement; and

     WHEREAS, LICENSEE desires to receive and the LICENSOR is willing to grant a License for the LICENSOR'S System and the LICENSOR'S Trademark in the Territory subject to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, receipt whereof is respectively acknowledged, the undersigned parties hereby agree as follows:

DEFINITIONS
- -----------

Unless context otherwise requires, the following terms, shall have the meanings set forth below:
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CONFIDENTIAL INFORMATION
- ------------------------

    The design details and operating characteristics of the System, information relating to the installation of VLUs in motor vehicles, and all other aspects of the LOJACK System treated as confidential by LICENSOR or not generally known, including all related software, file structures, documentation, algorithms and related software concepts, except as otherwise provided herein.

LICENSEE
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    The LICENSEE shall mean CarTrack Kenya Limited, and any subsidiary which is owned by LICENSEE in an amount of at least 5l%.

LICENSED SOFTWARE PROGRAM
- -------------------------

    The software programs in object code form which are required to operate the LOJACK System, including all updates, revisions and any new release of the same which may be issued from time to time within the term of this Agreement.

TRADEMARKS
- ----------

    All trademarks and trade names and logos now or hereafter during the term of this Agreement owned by LOJACK and Licensed to the LICENSOR and used by the LICENSOR in connection with the sale of Products or the operation of the System. The LICENSOR undertakes to use its best efforts to obtain trademarks in Kenya for "CarSearch by LoJack".

PRODUCTS
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    All products purchased by LICENSEE from the LICENSOR, including Vehicle
    Location Units (or "VLUs"), Vehicle Tracking Computers, (or "VTCs") the Vehicle Activation Computer ("VAC"), Vehicle Activation Transmitter ("VATs") and all other subcomponents of the System.

SYSTEM
- ------

    A system for locating and recovering stolen motor vehicles based upon the LoJack System, utilizing a computerized transceiver in the vehicle (the "VLU", in the singular, and "VLUs" in the plural); a system for activating the VLU after report of a theft (the "Vehicle Activation Computer and Vehicle Activation Transmitter(s)"); and a directional

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    tracking unit designed for installation in vehicles (the "Vehicle Tracking
    Computers"); and all enhancements and improvements thereto, as outlined in the definition document appended as Attachment I.

LICENSED RIGHTS
- ---------------

    The Licensed Software Program, the Trademarks only if such Trademarks are registered in the Territory), the Confidential Information, and Proprietary Information.

PROPRIETARY INFORMATION
- -----------------------

    All inventions, registered and unregistered and design rights, copyrights in the nature of copyright, know-how, trade secrets, and Confidential Information and any applications and rights to apply for any of the foregoing in any part of the world in respect of all drawings and other documents, recordings in any form and all other articles bearing or embodying any part of the System.

TERRITORY
- ---------

    As defined in Section 11 of this Agreement.

EFFECTIVE DATE
- --------------

    The Effective Date for the grant of rights described in Section l of this
                               -----
    Agreement shall be the date of this Agreement (the "First Condition Precedent") and the LICENSEE pays the First Installment described in Section 2.l. The Effective Date for the exercise of rights described in Section l
                                     --------
    of this Agreement shall be the date that LICENSEE pays the First Installment and provides LICENSOR with (i) the Irrevocable Letter of Credit referred to in Paragraphs 2.1 and 2.4, (the "Second Condition Precedent") and (ii) the information required in Section 3.4.

    This Agreement shall terminate immediately and without any formality and any rights granted shall fall away and entirely revert to the LICENSOR and the parties shall have no further rights and obligations the one to the other should: if the Second Condition Precedent has not been fulfilled within 90 (ninety) days of the First Condition Precedent. This 90 (ninety) day period is referred to as the "Exclusivity Period").

    LICENSOR may extend the Exclusivity Period for a further consecutive period of not more than 30 (thirty) days ("First Extension") at no further cost to LICENSEE upon written

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    request to LICENSOR to enable LICENSEE to confirm to LICENSOR that LICENSEE has available all necessary government authorizations for the establishment and operation of the System in the Territory and on condition that LICENSEE has in the sole judgment of the LICENSOR complied with its obligations under this Agreement. Further extensions of Exclusivity Period will provide that the First Installment will become non-refundable, and that LICENSEE will reimburse LICENSOR (as set forth in Sections 3.2 and 3.3) for any out-of-pocket expenses incurred by LICENSOR during the Exclusivity Period within l0 days of invoice.

    LICENSOR will at the request of LICENSEE refund the First Installment to LICENSEE within 14 working days after the expiry of the Exclusivity Period and the First Extension net of LICENSOR'S costs pursuant to Sections 3.2 and
    3.3 if LICENSEE decides in good faith that the implementation of the System in the Territory would not be feasible.

1.   TRADEMARK LICENSE, SOFTWARE LICENSE,
     ------------------------------------
     EXCLUSIVE DISTRIBUTION RIGHTS, and INFRINGEMENT
     -----------------------------------------------

     1.1 The LICENSOR hereby grants to the LICENSEE for the term described in Section l.6 subject to the fulfillment of the Conditions Precedent above and the Performance Standards (Section l6) hereby grants to the LICENSEE an exclusive license to use, in the Territory, the Licensed Rights.

     1.2 During the term of this Agreement, and within the Territory, the LICENSOR grants to LICENSEE, subject to all terms and conditions set forth in this Agreement, the exclusive right to sell, lease, or rent to distribute for resale VLU's, either to vendors or insurance companies selling VLU's to motor vehicles owners or operators in the usual course of business, or directly to such motor vehicles owners or operators.

     1.3 The LICENSOR, in consideration of the payment by the LICENSEE of the amounts set forth in Section 2.1, hereby grants to the LICENSEE an exclusive license to use, in the Territory, the Licensed Software Programs, solely in the operation of the System in the Territory for the purposes described in Sections l.2 and l.7. Updates, revisions, and new releases to the CARSEARCH Licensed Software Programs will be made available to LICENSEE at no cost.

                                      -4-
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     1.4 In consideration of the payment by the LICENSEE of the amount set forth in Section 2.1, LICENSOR hereby grants to the LICENSEE an exclusive license to use, in the Territory for the purpose described in Sections
         l.2 and l.7, the rights granted under this Agreement in connection with the operation of the System, during the term of this Agreement.

     1.5 During the term of this Agreement and within the Territory, the LICENSOR grants to LICENSEE, subject to all terms and conditions set forth in this Agreement, an exclusive license to use the trade names and Trademarks (to the extent registered in the Territory), solely and exclusively in connection with the sale, lease, or rent of Products in the ordinary course of business, and for no other use or purpose. The LICENSEE recognizes and acknowledges that the LICENSOR is the sole and exclusive LICENSEE of the Trademarks and agrees not to register any of the Trademarks of the LICENSOR or of LOJACK in its own name or that of any other firm, person, or corporation and further agrees not to use the LOJACK or CARSEARCH names nor any of its Trademarks as any part of its corporate name.

     1.6 The term of this Agreement shall commence on the exercise of the rights described in Section l, and shall continue for a term of ten (10) years, with automatic renewals for successive five (5) year periods thereafter subject to earlier termination as provided in Article 14 of this Agreement, and other provisions of this Agreement. Notwithstanding the foregoing, the automatic term renewal provided above shall not take effect if LICENSEE shall be in default beyond grace of its obligations hereunder, or in the event of the occurrence of any other event of default under Article 14 of this Agreement.

     1.7 The rights herein granted are limited to sale, lease or rent of Products for ultimate use in registered motor vehicles, which includes trucks. LICENSEE agrees not to use the System or technology utilized therein for any other or additional applications without the written approval of the LICENSOR in each instance, which approval shall be at the LICENSOR's sole discretion and may require payment of an additional fee. In no event shall LICENSEE be allowed to use or sell Products for any purpose outside the Territory, and LICENSEE specifically consents to this restriction and limitation.

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     1.8 (a) LICENSEE promptly shall notify LICENSOR of any claim by a third party that any activities of LICENSEE pursuant to this Agreement infringe Trademark or proprietary rights of that third party. In the Event that any such claim, if successful, would affect LICENSEE's exercise of rights granted hereunder in such a way as to have a material adverse effect on the business of LICENSEE, LICENSOR shall at its sole expense without cost to LICENSEE:

            (i) defend against such claim and indemnify and hold harmless LICENSEE against all damages, liabilities, costs and expenses that may be suffered or incurred by the LICENSEE in connection with such claim and any legal proceedings in respect thereof ("Defensive Litigation"), provided that LICENSEE shall have given notice as provided above of any such claim forthwith upon becoming aware of it, gives LICENSOR the sole conduct of the defense of litigation and does not at any time admit liability or otherwise attempt to settle or compromise the said claim or any legal action or proceedings in respect thereof except upon the express written instructions of LICENSOR, and acts in accordance with the reasonable instructions of the LICENSOR as notified to the LICENSEE and gives the LICENSOR such assistance as it shall reasonably require and instruct the LICENSEE in writing to provide in connection with the conduct of the Defensive Litigation including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court process and the provision of all relevant documents and the right to use the LICENSEE's name or to join the LICENSEE as a party to the proceedings, or

            (ii) procure the right for the LICENSEE to continue exercising the licensed rights granted hereunder, or LICENSOR shall make such alterations, modifications and adjustments to the Licensed Rights as may be necessary to make the exercise thereof non-infringing, without incurring any material diminution of the performance of function of the System, or replace all or any part of the Licensed Rights with non-infringing substitutes provided that such substitutes do not entail a material diminution in performance; or

            (iii) in the event that LICENSOR, despite the use of best efforts, cannot reasonably accomplish either (i) or (ii) above, at reasonable expense, than LICENSOR shall refund a proportionate part of the LICENSEE fee provided in Section 2.1, proportionate to the degree to which LICENSEE is prohibited from exercising the Licensed Rights.

         (b) In the event of any infringement or claimed infringement of the rights by a third party, the LICENSEE shall promptly notify the LICENSOR of said infringement or claimed infringement. In such a case, the LICENSOR shall promptly notify the LICENSEE what action, if any, the LICENSOR in it sole discretion elects to take in respect of such matter. The LICENSOR shall have sole conduct of any action it elects to take in such matter ("Offensive Litigation") and either the LICENSOR shall pay all costs in connection with such Offensive Litigation and shall be entitled to all damages and other sums which may be paid or awarded as a result thereof; or if within ten (10) business days after its receipt of such notice the LICENSEE agrees to share equally the costs of such Offensive Litigation, the costs of any such Offensive Litigation shall be borne and all damages and other sums which may be paid or awarded as a result thereof shall be shared equally by the LICENSOR an the LICENSEE.

         (c) In the event that the LICENSOR fails to accept the conduct of any Offensive Litigation within a reasonable period after notice from the LICENSEE requesting the LICENSOR to do so, the LICENSEE shall be entitled at its cost and expense to take all such actions as it deems necessary or desirable in connection with such infringement or claimed infringement and the LICENSEE shall be entitled to all damages and other sums which may be recovered by or awarded to it as a result thereof.

         (d) The LICENSOR shall reimburse the LICENSEE its reasonable costs and expenses incurred in complying with the provisions of clause 1.8 (a) above (assistance for Defensive Litigation). The LICENSOR shall have no liability to the LICENSEE in respect of any Defensive Litigation or Offensive Litigation if the same results from any breach of the LICENSEE's obligations under this Agreement.

2.  PAYMENT,PRICING AND TERMS
    -------------------------

    2.1  The License fee shall be U.S. $60,000.00 (Sixty  Thousand dollars).
         The fee shall be paid as follows:  $20,000.00 (Twenty Thousand dollars)
         upon execution of this Agreement.   The receipt of the said $20,000 was
         sent by LICENSEE and received by the LICENSOR on October 23, l995 and is hereby acknowledged by the LICENSOR as the ("First Installment"); $20,000.00 (Twenty Thousand dollars) upon delivery to the LICENSEE of the initial order of hardware and software; and $20,000 (Twenty Thousand dollars) upon activation of the System (in no case later than l80 days from date of this Agreement). The License Fee shall be secured by an Irrevocable Letter of Credit valid for l80 (one hundred eighty) days after the fulfillment of the Second Condition Precedent either (i) issued by a bank satisfactory to the LICENSOR having an office in Boston and which is a member of the United States Federal Reserve system, or (ii) if such issuing bank is not a member of the United States Federal Reserve System, the letter of credit must be confirmed (at the sole cost to the LICENSEE) by a bank which is a
         member of the United States Federal Reserve System.   The License Fee
         is due as designated concurrent with the exercise of the rights described in Section l and is non-refundable.

    2.2 Estimated hardware and software costs for the components of the System are as listed in Attachment II. (Specific Equipment Requirements to be determined.) Costs are for Hardware and Resident Software only, and do not include additional costs which may be incurred for insurance, installation, testing, modification, or approvals of any kind from local agencies. Payment for all products and services under this Agreement shall be billed and paid as shipped F.O.B. Dedham, Massachusetts, Seguin, Texas, U.S.A. or such other place determined by LICENSOR.

    2.3 An initial Purchase Order will be placed no later than the exercise of the rights described in Section l of the Agreement by the LICENSEE for the minimum purchase as follows:

             (1)     Vehicle Activation Computer (VAC)*
             (2)     Vehicle Activation Transmitters (VAT)
             (20)    Vehicle Tracking Computers (VTC)
             (960)   Vehicle Location Units (VLUs)

         * Plus any required software development or interface software necessary to operate the system.

The shipping schedule for the VAC, VAT's and VTC's shall provide for delivery of all hardware within six (6) months* of the exercise of the rights described in Section l of this Agreement. The shipping schedule for the VLUs shall provide for delivery of all units within eight (8) months of the exercise of the rights described in Section l of this Agreement. VLU delivery quantities may be increased or decreased (in no case shall quantities be reduced below the minimum specified in Section 16) by twenty-five (25%) percent with ninety (90) days written notice to LICENSOR, prior to scheduled shipments.

         * Subject to review of timetable for any necessary software required for implementation of system.

Subsequent orders for Products shall be authorized in writing by the LICENSEE and shall specify requested release dates, but in no instance should such orders specify release dates sooner than ninety (90) days of receipt of order and Irrevocable Letter of Credit by LICENSOR. LICENSOR will use its best efforts to comply with requested release dates.

The LICENSOR shall make reasonable efforts to fill each order of the LICENSEE that is accepted by the LICENSOR, but shall not be liable in any respect for failure or delay in shipping any accepted orders that is due wholly or in part to any shortage of material, labor, transportation, or utility service, or to any labor or production difficulty of the LICENSOR, any source supplying to the LICENSOR, or their suppliers, or to any cause beyond the LICENSOR's reasonable control or without the LICENSOR's fault or negligence. The LICENSOR shall not be liable for shipping over routes or by means of transportation not specified by the LICENSEE. If LICENSEE does not specify shipping routes, LICENSOR shall select routes and shall have no liability to LICENSEE by reason of such selection.

    2.4 All Products are priced in United States dollars and payment, therefore, shall be made by LICENSEE in United States dollars. Upon placement of a purchase order for Products, LICENSEE shall cause to be issued, in favor of LICENSOR, an Irrevocable Letter of Credit valid for the greater of six (6) months, or the period covering the shipping schedule of the Products either (i) issued by a bank satisfactory to LICENSOR having an office in Boston and which is a member of the United States Federal Reserve System, (ii) if such issuing bank is not a member of the United States Federal Reserve System, the letter of credit must be confirmed (at the sole cost to the LICENSEE) by a bank which is a member of the United States Federal Reserve System. Such letter of credit shall be in an amount equal to the full amount of the order, and payable against receipt of an Airway Bill of Lading and a copy of LICENSOR's invoice to LICENSEE. In the case of the initial purchase order the letter of credit shall be in the amount of no less than the total of items on Attached IV.

    2.5 Subsequent Purchase Orders shall be signed by the LICENSEE and shall have release dates for Vehicle Tracking Computers and VLU's. All shipments shall be accompanied by a Irrevocable Letter of Credit valid for the period covering the shipping schedule plus 30 (thirty) days either (i) issued by a bank satisfactory to LICENSOR having an office in Boston and which is a member of the United States Federal Reserve System, (ii) if such issuing bank is not a member of the United States Federal Reserve System, the letter of credit must be confirmed (at the sole cost to the LICENSEE) by a bank which is a member of the United States Federal Reserve System. Such letter of credit shall be in an amount equal to the full amount of the purchase order, and payable against receipt of an Airway Bill of Lading and a copy of LICENSOR'S invoice to LICENSEE. All Letters of Credit shall be in a form acceptable to the LICENSOR.

    2.6 The prices payable by LICENSEE for the Vehicle Tracking Computer and VLUs will be fixed for one (1) year from the date of this Agreement.

    2.7 All amounts payable by the LICENSEE to the LICENSOR under this Agreement as reflected on LICENSOR invoices and are exclusive of any Value Added or other Tax (which shall be payable in addition upon the rendering by the LICENSOR to the LICENSEE of any appropriate Value Added Tax invoice).

    2.8 All amounts payable by the LICENSEE to the LICENSOR under this Agreement which are not paid when due shall bear and be payable with interest at 3% (three percent) over the Prime Rate as reported by the Bank of Boston, determined as at such date, and calculated from such due date to the date of actual payment by the LICENSEE (whether after judgment or before).

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

    2.9 All amounts payable by the LICENSEE to the LICENSOR under this Agreement shall be paid in full without any deduction or withholding whatsoever provided that in the event the LICENSEE is required by the Laws of the United States or the regulations of any competent authority thereof to deduct or withhold any taxes, charges, or duties from any amounts payable to the LICENSOR under this Agreement, the LICENSEE shall deduct or withhold such taxes, charges, or duties and pay over to the relevant authority the full amount thereof within the time allowed under applicable law or regulation, and shall deliver to the LICENSOR a certificate of deduction or withholding in receipt issued by the relevant authority to evidence such payment. The LICENSEE shall, at the cost and expense of the LICENSOR, cooperate with the LICENSOR in such a manner as may be reasonably requested by the LICENSOR to obtain a credit or deduction in the United States for any such taxes, charges, or duties so deducted or withheld and paid.

    2.10 The parties agree to cooperate in all such respects as may be reasonably necessary or desirable in order to obtain such relief from double taxation as may be available under any double taxation treaties between the governments in the Territory and the United States.

    2.ll All payments by LICENSEE to LICENSOR shall be made in U.S. Dollars and either i) drawn on the bank of a designated lending institution which is a member of the U.S. Federal Reserve System and approved in writing by the LICENSOR or ii) by wire transfer to LICENSOR'S bank.

3.   ESTABLISHMENT OF SYSTEM; TECHNICAL ASSISTANCE;
     ----------------------------------------------
     FEES AND EXPENSES; FINANCIAL INFORMATION
     ----------------------------------------

    3.1 LICENSEE shall bear the sole responsibility for establishing the System in the Territory in accordance with specifications provided by the LICENSOR. Any and all modifications to the functionality and operation of the System beyond that defined in the system specifications (Attachment I) must receive prior written approval from LICENSOR. Such alteration, if approved by LICENSOR, shall be completed at the sole expense of the LICENSEE, and may, at LICENSOR'S sole discretion, affect the system warranty. The responsibilities of the LICENSEE shall include, without limitation, promptly and diligently upon execution of this Agreement, to obtain financing for, and to construct, install, test and make operational the System in the Territory, to obtain all governmental and other licenses, authority and approval necessary for the operation of the System in the Territory, and to abide by all the provisions of this Agreement.

    3.2 The sole obligations of the LICENSOR in connection with the establishment of the System in the Territory and the operation of the System in the Territory during the term of this Agreement shall be for the LICENSOR: (a) to render technical operating and marketing assistance to the LICENSEE upon the reasonable request of the LICENSEE on a fee for service basis (See Attachment III); (b) to honor LICENSEE's claims for warranty repairs made in accordance with this Agreement; (c) to supply Products at agreed terms and prices subject to Purchase Orders executed by LICENSEE and the LICENSOR; (d) to sell, lease or rent Products to no person or entity (other than the LICENSEE) for use in the Territory; and (e) to abide by all of the provisions of this Agreement. The LICENSOR shall also provide, at LICENSEE's reasonable request, assistance in training LICENSEE's properly qualified personnel with respect to the installation of VLUs and other operational aspects of LICENSEE's business on a fee for service basis. The LICENSOR may, at its option, provide such technical assistance directly or by subcontracting with third parties. LICENSOR shall have no obligations to the LICENSEE other than those stated herein.

    3.3 Nothing in this Agreement shall require the LICENSOR to render any technical assistance with respect to the System or the System Software if the System Software has been adapted or modified otherwise than by or on behalf of the LICENSOR. LICENSEE shall pay the LICENSOR fees for all technical, operating, administrative and marketing assistance, and services rendered by the LICENSOR to LICENSEE (including assistance described in Section 3.2 above), at LICENSEE's request. Such fees shall be payable in full when the services are rendered. LICENSEE shall reimburse the LICENSOR for all expenses reasonably incurred by the LICENSOR in rendering such requested services to the LICENSEE, including, travel, hotel and out-of-pocket expenses of the LICENSOR and fees of independent contractors retained by the LICENSOR. LICENSEE shall reimburse the LICENSOR for such expenses promptly upon receipt from the LICENSOR of reasonable written evidence of such expenses.

    3.4 Prior to the execution of the rights described in Section 1, LICENSEE shall have provided to the LICENSOR: (i) current financial statements and other information prepared by outside auditors prepared in accordance with generally accepted accounting principles of the Territory, consistently applied and reasonably acceptable to LICENSOR in order to evaluate

         LICENSEE's ability to meet its financial obligations in connection with the establishment and operation of the System in the Territory, (ii) a business plan acceptable to LICENSOR for a period of no less than three
         (3) years detailing the LICENSEE's proposed operation of the System in the Territory. Within thirty (30) days after receipt of written request made by the LICENSOR, LICENSEE shall deliver to the LICENSOR such other financial information or materials as the LICENSOR shall reasonably require in order to evaluate LICENSEE'S ability to continue to meet its financial obligations under this Agreement, for purposes of preparing its own financial statements, or which may be requested by its Lenders or governmental authorities having jurisdiction over the LICENSOR or any of its business activities. By its execution and delivery of this Agreement, LICENSEE hereby warrants that any financial statements, business plan and other information and materials provided to the LICENSOR shall be true and correct in all material respects and shall fairly reflect the LICENSEE's financial circumstances as of the date thereof.

    3.5 The LICENSEE shall have a non-exclusive royalty free license to use only in the Territory during the term any improvements, modifications, or adaptations (collectively "Improvements") to any part of the Licensed Software Program or components of the System made by the LICENSOR, provided the LICENSEE shall bear sole cost of adapting such Improvements for use within the Territory.

4.   PURCHASE OF SUPPLIES; COMPETING PRODUCTS; INSTALLATION
     ------------------------------------------------------

    4.1 Recognizing that the LOJACK has developed a unique System, and in order to safeguard the integrity of the Trademarks and to protect Proprietary Information and Confidential Information of the LICENSOR and LoJack and assure uniform product quality and specification compliance and control, LICENSEE shall purchase directly from the LICENSOR all Products or components which it uses or sells. In addition, the LICENSEE will not sell any products which are in competition with the Products or components. LICENSEE agrees to offer in connection with the sale of VLUs, only the standard warranty from time-to-time given by the LICENSOR to its retail customers, except as the LICENSOR may otherwise in writing approve.

    4.2 LICENSEE assures that installation of VLUs shall be in compliance and conformity with all procedures and standards reasonably established by the LICENSOR for the Territory and in compliance with all applicable laws and regulations. The LICENSOR shall provide LICENSEE with written notice of any failure to so conform of which the LICENSOR has actual notice, and LICENSEE shall thereupon, and within fifteen (15) days thereafter, evidence to the LICENSOR that any such non-conformity has been fully rectified. LICENSEE hereby grants the LICENSOR the right, at reasonable times, from time-to-time and at any time, and with or without notice to LICENSEE, as the LICENSOR elects, to audit and inspect installations and installation facilities to ascertain LICENSEE's compliance with this Section. All such audits and inspections shall be at the LICENSOR's expense.

5.  RESALE PRICING
    --------------

    LICENSEE shall have the right to establish its own price levels for sale, lease or rent of all Products sold or installed in the Territory.

6.  GOVERNMENTAL LICENSING
    ----------------------

    6.1 LICENSEE acknowledges that certain permits, approvals, authorizations and licenses necessary to operate the System in the Territory (herein collectively called the "Required Permits") may be required by governmental or other authorities prior to operation of the System in the Territory and for the continued operation thereof. LICENSEE hereby warrants to the LICENSOR that it has undertaken sole responsibility at its sole expense to procure and prior to commencement of operations of the System in the Territory shall have procured all such Required Permits necessary to commence the operation of the System. LICENSEE specifically represents and warrants that it shall make information regarding all such Required Permits available to the LICENSOR from time-to-time within fifteen (15) days after receipt of the LICENSOR's written request, therefore, and that LICENSEE shall make all payments, submit all filings and applications, and do all things necessary to keep all such Required Permits at all times current and in full force and effect at its sole expense. LICENSEE further warrants that it shall procure any and all other permits, permissions, licenses and approvals (from all governmental and other authorities and
                                      -14-
         others), hereafter required or otherwise necessary for the operation or use of the System in the Territory (all of which shall be deemed to be "Required Permits" hereunder). It is specifically agreed that the LICENSOR shall have no obligations or liability to LICENSEE for any loss, cost or damage arising from LICENSEE's failure to procure or to maintain any Required Permits.

    6.2 LICENSEE at all times shall comply with all limitations regulations, rules, guidelines and requirements of any governmental authorities ("Regulatory Body") having jurisdiction in the Territory granting any of Required Permits, including, without limitation, those issued by authorities having jurisdiction over radio transmissions licenses, permits or approvals, or otherwise and in any way regulating or affecting the System, or its operation or use in the Territory. The LICENSOR will provide to LICENSEE, at no cost to LICENSEE, all documents, information or data in the LICENSOR's control or possession which LICENSEE reasonably determines to be necessary for LICENSEE to obtain or maintain any Required Permit or to comply with any requirement of any Regulatory Body, and the LICENSOR will provide same with all due diligence and dispatch upon receipt of a written request for same from LICENSEE.

    6.3 The LICENSOR and LICENSEE, upon request of the other, will cooperate with the other with respect to the filing and/or recording, if applicable, by the LICENSOR of this Agreement (and any amendments thereto from time-to-time in effect), or notice thereof, as applicable, with all governmental authorities and other regulatory bodies in the Territory necessary for the effectuation and/or enforcement thereof, and the delivery to the LICENSOR of an opinion from country counsel, reasonably approved by the LICENSOR, stating that this Agreement (or amendment, if applicable) has been appropriately filed and/or recorded and is in all events valid and enforceable in the Territory.

    6.4 LICENSEE hereby grants, to the extent permitted by law, and assigns to the LICENSOR all of its rights, title, and interest in and to the Required Permits, which assignment shall take effect and become operable only upon the expiration of the term of this Agreement, or upon the earlier termination of this Agreement pursuant to Article 14, or as otherwise provided in this Agreement.

7.  INSURANCE
    ---------

    The LICENSEE shall keep and maintain insurances with an insurer of repute in such amounts and against such risks as are customarily maintained by companies of similar size.

8.  INDEMNIFICATION
    ---------------

    8.1 The LICENSOR agrees to indemnify and hold harmless LICENSEE and, if applicable, each of LICENSEE's officers, directors, subcontractors, agents, employees and controlling persons against any and all loss, liability, claim, damage and expense arising solely from a defect in the design or manufacture of Products purchased by LICENSEE from the LICENSOR except that this indemnification shall not extend to any loss, liability, claim, damage or expense attributed solely to those matters for which LICENSEE has indemnified the LICENSOR pursuant to section
         8.2. below.

    8.2 LICENSEE agrees to indemnify and hold harmless the LICENSOR and each of the LICENSOR's officers, directors, agents, employees and controlling persons against any and all loss, liability, claim, damage and expense arising solely in connection with either (a) the LICENSEE's establishment and operation of System, or (b) the sale, lease or rent and installation by LICENSEE of Products, or (c) the conduct of business by the LICENSEE pursuant to, or as contemplated by, this Agreement, except that this indemnification shall not extend to any loss, liability, claim, damage or expense attributable solely to those matters for which the LICENSOR has indemnified LICENSEE pursuant to
         Section 8.1 above.

    8.3 Promptly after receipt by an indemnified party pursuant to Section 8.1 above or Section 8.2 above of actual notice of the commencement of any action giving rise to indemnification rights under Section 8.1 above or
         Section 8.2 above, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under the applicable section, notify the indemnifying party in writing of the commencement thereof. The failure to so notify the indemnifying party shall relieve it from any liability which it may have to any indemnified party under such section, but shall not relieve it from any liability which it may have to any indemnified party otherwise than under such section. Upon receipt of notice from the indemnified party as aforesaid, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense of, the action, with counsel selected and paid for by the indemnifying party but reasonably satisfactory to the indemnified party. For purposes of this Agreement, the term "counsel" shall mean attorneys and advocates. After the indemnified party shall have received notice from the agreed upon counsel that the defense has been assumed, the indemnifying party shall not be responsible for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless incurred at the written request of the indemnifying party or the indemnifying party shall not have employed counsel to have charge of the defense of such action or the indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party) in any of which events such legal or other expenses shall be borne by the indemnifying party. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified parties, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general obligations or circumstances, unless the indemnified party shall have reasonably concluded and advised by indemnifying party that there may be defenses available to it which are different from or additional to those available to other indemnified parties, in which case the indemnifying party shall be responsible for the fees and expenses of such additional counsel as is reasonably required. The indemnifying party shall not be liable under the indemnity provisions set forth above for any amount paid in settlement of any claim unless such indemnifying party consented in writing to any such settlement.

9.   CONFIDENTIALITY
     ---------------

     9.1 The LICENSEE agrees to maintain secret and confidential all Technical Information and Confidential Information, Specifications, and Proprietary Information (all of which are expressly agreed by the parties to constitute the know-how disclosed or to be disclosed by the LICENSOR to the LICENSEE or obtained by the LICENSEE from the LICENSOR pursuant to this Agreement) and all other information that the LICENSOR designates as confidential and discloses to the LICENSEE pursuant to this Agreement including the design details and operating characteristics of the System, information relating to installation of Vehicle Location Units in motor vehicles, and trucks, and all other aspects of the System treated as confidential by the LICENSOR or not generally known, including the System Software, the Vehicle Activation Computer and the Vehicle Activation Transmitters and all related file structures, documentation, algorithms and software concepts (all of the foregoing being referred to collectively as the "Confidential Information"), to respect the LICENSOR's proprietary rights in the Confidential Information, to use the Confidential Information exclusively for the purposes of the exercise of the Licensed Rights and the installation, use, servicing and operation of the System in the Territory in accordance with this Agreement, and to disclose the Confidential Information only to those persons to whom and to the extent such disclosure is absolutely necessary for the aforesaid purposes.

    9.2 The LICENSEE shall require that all of its employees, sub-contractors, and agents, who will have access to any of the Confidential Information shall be made aware of the confidentiality thereof. The LICENSEE shall further procure that all of its employees and all of such sub-contractors shall enter into a non-disclosure agreement substantially in the form set forth in Attachment IV.

10.  WARRANTY
     --------

    The LICENSOR warrants to LICENSEE that the Products when purchased from the LICENSOR, under normal use and service, will be free from defect in materials and workmanship. This warranty shall be in effect for a period the greater of: i) one hundred and eighty (180) days from the date of receipt of the Products at the Port of Entry of said VLUs and VTCs to the LICENSEE and ii) the same warranty LICENSOR receives from its manufacturers from time-to-time (the "Warranty Period"). The LICENSOR's liability for honoring the warranty claims is subject to LICENSEE making claims for defective Products within the applicable Warranty Period, and any claims not made within the Warranty Period shall be conclusively deemed waived and released.

    During the Warranty Period for respective Products, the LICENSOR shall, at its option, replace or repair, at any authorized repair facility designated by the LICENSOR, any Products which the LICENSOR determines to be defective.

    The foregoing warranty does not apply to any Products which have been damaged as a result of force majeure, accident, shipping and handling, improper power supply, misuse, abuse, improper storage, improper maintenance, improper installation, improper operation, unauthorized modification, or which has been serviced, modified or repaired by anyone other than a person designated, in writing by the LICENSOR, as an authorized service representative.

EXCEPT AS EXPRESSLY SET FORTH ABOVE, NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES NOT STATED HEREIN. THE LICENSOR'S SOLE OBLIGATION FOR VALID WARRANTY CLAIMS AND LICENSEE'S SOLE REMEDY ON ACCOUNT OF WARRANTY CLAIMS SHALL BE FOR REPAIR OR REPLACEMENT AS PROVIDED ABOVE. UNDER NO CIRCUMSTANCES WILL THE LICENSOR BE LIABLE TO THE LICENSEE OR ANY OTHER PERSON FOR ANY DAMAGES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

11.  TERRITORY
     ---------

    This Agreement shall apply to the Republic of Kenya, the ("Territory") with no rights for any other Territory or area outside of the Territory.

    In relation to the installation and operation of the System (as contemplated by this Agreement) in the United Republic of Tanzania and the Republic of Uganda, LICENSOR hereby gives LICENSEE a right of first refusal within 60 (sixty) days of the date of which LICENSOR invites LICENSEE to operate the system in one or both such countries, such invitation to be made by LICENSOR on terms no less favorable to those LICENSOR would be willing to enter into with another prospective licensee.

12. PROMOTION AND ADVERTISING
    -------------------------

    12.1 LICENSEE agrees that its retail sales, lease or rental activity shall be operated under the name CARSEARCH by LoJack and that all signs and advertising shall prominently disclose that it is a LICENSEE of Products.

    12.2 LICENSEE agrees that it shall be solely responsible for sales promotions and advertising of Products in the Territory, and that no portion of the cost thereof shall be borne by the LICENSOR. The LICENSOR reserves the right to review and approve all promotional material and literature used by LICENSEE in the sale of LICENSOR'S products.

    12.3 LICENSEE agrees that it shall be solely responsible at its expense for the translation of LICENSOR'S sales literature and technical and other documentation. Upon the expiration or earlier termination of this Agreement, the LICENSEE agrees to promptly (within fifteen (15) business days) deliver to the LICENSOR literature and documentation of every kind relating to the System and/or any components thereof, and all translations, and all promotional materials, in its possession or within its control, in the manner directed by the LICENSOR.

13. TRANSFER
    --------

    13.l This Agreement shall be binding upon and enure to the benefit of the parties and their respective legal successors and permitted assigns. The LICENSOR shall have the right to assign or otherwise transfer its rights and obligations under this Agreement to any subsidiary or to any other person, persons, partnership, association, or corporation provided that:-

         13.l(a) each such transferee agrees in writing to assume all rights of and obligations undertaken by the LICENSOR herein;

         13.l(b) the LICENSEE receives an assignment and assumption agreement executed by the LICENSOR and each such transferee to that effect;

         13.l(c) each transferee has the financial capacity and technical expertise necessary to discharge the obligations of the LICENSOR under this Agreement; and

         13.l(d) upon such assignment and assumption the LICENSOR shall thereafter, have no further rights or obligations hereunder, without prejudice, however, to the accrued rights of the LICENSOR to such date.

    13.2 The LICENSEE shall not assign, sell, transfer, sublease, sublicense, license, convey, give away, transfer or part with possession of the whole or any part of the Licensed Rights or its other rights and/or obligations under this Agreement.

    13.3 The LICENSEE shall not, without the LICENSOR'S prior written consent (such consent not to be unreasonably withheld or delayed) pledge, mortgage, charge or otherwise encumber all or any part of its other rights and obligations under this Agreement, except that the LICENSEE may grant a security interest for bank obligations in a maximum amount of $l million (USD).

14.  TERMINATION
     -----------

    14.1 LICENSEE shall have the right to terminate this Agreement with or without cause, upon the giving of sixty (60) days' written notice to the LICENSOR, provided, however, that such sixty (60) day notice period may be waived or shortened by the LICENSOR in writing after its receipt of the notice of termination given by LICENSEE.

    14.2 The following occurrences shall be events of default entitling the LICENSOR, at its option, to terminate this Agreement immediately upon the giving of written notice by the LICENSOR:

         (a) If LICENSEE shall fail to make payment of any sum due from LICENSEE to the LICENSOR within thirty (30) days following the receipt of written notice by the LICENSOR stating with particularity the amount and nature of any such unpaid amount or fails to maintain performance standards as outlined in Section l6.

         (b) if LICENSEE shall fail to comply with, observe or perform any other material covenant or material agreement set forth in this Agreement, other than those relating to the payment of monies from LICENSEE to the LICENSOR or maintenance of performance standards as outlined in Section 16, within thirty (30) days following the receipt of written notice by the LICENSOR stating with particularity the default claimed, provided that the LICENSEE shall not be in default if such default is cured within such thirty (30) day period, or, with respect to breaches that are not curable within such thirty (30) day period, shall have commenced to cure such default and, thereafter, shall have prosecuted to completion the cure of the same with due diligence, provided, however, a default shall occur in all events if any such cure is not effectuated, notwithstanding LICENSEE's due diligence, within sixty
         (60) days after the giving of the LICENSOR's default notice, provided such cure is within LICENSEE'S control;

         (c) if a receiver, liquidator or trustee of the LICENSEE shall be appointed for LICENSEE by court order, or if judicial or other proceedings are initiated against LICENSEE for the protection of creditors or if any other action is taken by order of court or other governmental authority wresting control of LICENSEE or its assets, or if a petition to reorganize or its equivalent shall be filed against either party by a third party creditor under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within thirty (30) days, or if LICENSEE shall file a petition in voluntary liquidation or make an assignment for the benefit of creditors or its equivalent under local law, any of the foregoing shall be default entitling the LICENSOR to, thereupon, or thereafter, at any time, terminate this Agreement.

15.  RIGHTS AFTER TERMINATION
     ------------------------

    15.1 Upon the termination of this Agreement, each party shall continue to observe its respective obligations which shall survive the termination of the Agreement, including the obligations in Section 1.5; LICENSEE shall continue to observe its obligations with respect to Products owned or possessed by LICENSEE; and the LICENSOR shall continue to observe the obligation set forth in section 15.2.

    15.2 Except in cases where LICENSEE terminates this Agreement without cause, in the event that following the termination of this Agreement the LICENSOR either (a) permits Products to be sold or distributed in the Territory by a party other than the LICENSEE, or (b) permits a party other than the LICENSEE to provide service in the Territory with respect to any Products distributed, sold, or sublicensed by the LICENSEE, then in either event the LICENSOR or its Designee (the "Purchaser") may purchase inventory and such other assets, in good and marketable condition, as agreed by both parties which are part of or relate to the System within the Territory, including, items such as:
         Vehicle Tracking Computers, the Vehicle Activation Computers, Vehicle Activation Transmitters, VLUs (the "Designated Assets"). The price which Purchaser shall pay for such Assets shall be equal to the lower of cost or a price to be negotiated by the parties. The closing shall occur in Boston, Massachusetts. At such closing, the Purchaser shall pay in cash to the LICENSEE the price set forth above for all of the Designated Assets and LICENSEE shall execute and deliver such agreements (including without limitation an Asset Purchase Agreement containing such reasonable representations and warranties and other terms and conditions as the Purchaser may require), instruments and other documents as are necessary to transfer to the Purchaser the Assets which the Purchaser is acquiring, free and clear of all liens, encumbrances and restrictions (unless otherwise agreed to by the Purchaser).

    15.3 Immediately upon the expiration or earlier termination of this Agreement, the LICENSEE shall cease and forever abstain from using the Trademarks and to deliver to the LICENSOR all documents, instructions, display items, and the like bearing any of the Trademarks. To the extent that such items were originally purchased from the LICENSOR, are in original packaging and can be used by LICENSOR, upon any such termination by the LICENSOR, the LICENSOR may pay LICENSEE a price for such items equal to cost less a fifteen (15%) percent restocking charge.

   15.4 Immediately upon the expiration or earlier termination of this Agreement to the extent permitted by law, LICENSEE shall assign to LICENSOR or designate of LICENSOR, free and clear of all liens, encumbrances, and restrictions, permits to operate the System by any governmental authority or other regulatory bodies.

   15.5 By executing this Agreement to the extent permitted by law, the LICENSEE waives any rights to compensation following expiration or earlier termination of this Agreement, and LICENSEE further agrees that, upon expiration or earlier termination of this Agreement, that it will take whatever steps necessary to deregister the Agreement with any governmental or other authority in the Territory.

16.  PERFORMANCE STANDARDS
     ---------------------

    16.1 Within six (6) months after the exercise of the Rights described in Section l of this Agreement, all approvals required by governmental authority or other regulatory bodies within the Republic of Kenya for the installations and operations of the System and all other aspects of the System shall have been obtained.

    16.2 Within four (4) months of receipt of the approvals described in Sentence l of Section 16.l of this Agreement, the Vehicle Activation System shall be fully operational with coverage effective throughout greater Nairobi.

    16.3 By the (10th) tenth month of the receipt of the approvals described in
         Section 16.l of this Agreement, LICENSEE shall have purchased a minimum of Six Thousand (6,000) VLUs ("Minimum Unit Purchase").

    16.4 For each calendar quarter commencing ten (10) months after the receipt of approvals described in Section l6.l of this Agreement, LICENSEE shall purchase from the LICENSOR a minimum number of VLUs equal to the greater of 200 (Two hundred) VLUs, or 6% (six percent) of new motor vehicles registered in the Territory for that quarter.

    16.5 In addition to the LICENSOR's Rights of Termination as described in Section l5, in the event that the LICENSEE is not in compliance with any of the terms or Performance Conditions of this Agreement, the LICENSOR shall have the right, at the LICENSEE'S expense, to visit LICENSEE's operation in order to review and inspect such operations with five (5) day written notice.

17.  DISPUTE RESOLUTION
     ------------------

    The parties agree that all controversies and disputes arising under this Agreement or in connection with the transactions hereunder shall be determined by arbitration conducted in accordance with the rules for commercial disputes of the International Chamber of Commerce in London, and all matters submitted to arbitration shall be binding upon the parties and fully enforceable.

18.  GOVERNING LAW
     -------------

    This Agreement shall be deemed made in the Commonwealth of Massachusetts and all rights and obligations of the parties hereunder shall be governed as to validity, construction and in all other respects by the Laws of Kenya. LICENSOR and LICENSEE agree to submit to the exclusive jurisdiction of the Courts of the Territory.

19.  NOTICE
     ------

    All notices hereunder shall be in writing and shall be deemed to be given and effective upon delivery by a recognized international delivery service such as Federal Express, DHL or UPS, delivery charges prepaid or facsimile, and addressed to the parties at their respective addresses set forth above, or at such other addresses as may be designated from time-to-time by a party by the giving of notice thereof in the manner herein provided for the giving of notices.

20.  GENERAL
     -------

    20.1 The provisions of this Agreement may be varied or amended by mutual consent of the parties but no such variation or amendment shall be effective unless made in writing and signed by the LICENSOR and the LICENSEE.

    20.2 This Agreement contains the whole agreement between the parties with respect to the subject matter hereof and supercedes all previous agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.

    20.3 If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

    20.4 Each party to this Agreement shall execute and deliver such other documents and do such other acts and things as may be necessary or desirable to carry out the terms provisions and purpose of this Agreement.

    20.5 The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect the right of any party thereafter to enforce and to require performance of each and every provision in accordance with the terms of this Agreement.

    20.6 The headings of the clauses of this Agreement are used for convenience only and shall not affect the meaning or interpretation of the contents of this Agreement.

   20.7 The relationship between LICENSOR and LICENSEE is that of independent contractors, and that LICENSEE is not authorized to undertake any obligation or commitment on behalf of LICENSOR, including any warranty given by LICENSOR under this Agreement, and that such purported action by LICENSEE shall be of no effect.

21.  FORCE MAJEURE
     -------------

    Neither party shall be liable or deemed to be in default for delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, fuel shortages, or from failure to receive on a timely basis suitable parts, labor materials or transportation, or other causes beyond reasonable control of such party; and the time for performance so delayed shall be deemed extended for the period of such delay.

22.  SIGNATURES
     ----------

    This Agreement may be executed in one or more counterparts having the signatures of the parties and each such counterpart shall, for all purposes, be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

LOJACK INTERNATIONAL CORPORATION


By:____________________________
 C. Michael Daley, President


- --------------------------------

CARTRACK KENYA LIMITED



- -----------------------------
Gabriel Katri



- --------------------------
Date